Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31595, 333-47123, 333-113246, 333-194854, 333-222261 and 333-232220 on Form S-8 and No. 333-215641 on Form S-3 of our reports dated October 20, 2021, relating to the financial statements of Winnebago Industries, Inc. and subsidiaries and the effectiveness of Winnebago Industries, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 28, 2021.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
October 20, 2021